Exhibit 99.1

Martha Stewart Living Omnimedia Appoints Margaret M. Smyth to its Board of Directors

NEW YORK, Jan. 26, 2012 /PRNewswire/ — Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced the appointment of Margaret M. Smyth as a member of its Board of Directors. Smyth is the latest of several new appointments to the MSLO Board, including Daniel E. Walker, Chief Talent Officer for J. C. Penney Company, and Michael W. Kramer, Chief Operating Officer for J. C. Penney, who were recently named to the Board as part of the strategic alliance that MSLO forged with J. C. Penney in December, 2011.

Ms. Smyth is a skilled global business executive who most recently was Vice President and Chief Financial Officer of Hamilton Sundstrand, which is part of United Technologies Corp. Prior to that, she served as Vice President and Corporate Controller of UTC. Ms. Smyth has previously held financial leadership positions at 3M Corporation, Deloitte & Touche, and Arthur Andersen. In addition, she currently serves as a member of the IFRS Interpretations Committee, IASB in London. Ms. Smyth holds a B.A. from Fordham University and a M.S. from New York University’s Stern School of Business, both Summa Cum Laude.

MSLO President and Chief Operating Officer Lisa Gersh stated: “Peggy brings fantastic financial acumen and strategic thinking to our expanded Board. I’m pleased to welcome her, as well as Daniel and Michael, all of whom bring fresh insights and talent to our Board and our Company. I’m looking forward to working alongside of them as we guide the Company to profitability and create shareholder value.”

About Martha Stewart Living Omnimedia, Inc.

Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) is a diversified media and merchandising company, inspiring and engaging consumers with unique lifestyle content and distinctive products. The Publishing segment encompasses the company’s print and digital businesses and is comprised of four magazines, including MSLO’s flagship publication, Martha Stewart Living, periodic special issues, books, websites, digital apps, blogs, and more. The Broadcasting segment produces the Emmy-winning, daily television series, “The Martha Stewart Show,” and other original programming on Hallmark Channel, including “Mad Hungry with Lucinda Scala Quinn.” Broadcasting also encompasses Martha Stewart Living Radio on SIRIUS XM Channel 110. In addition to its media properties, MSLO offers high-quality Martha Stewart products through licensing agreements with carefully selected companies, including the Martha Stewart Collection exclusively at Macy’s, the Martha Stewart Living line of home-improvement products at The Home Depot, Martha Stewart Crafts with EK Success at Michaels, Jo-Ann Fabric, and independent retailers, Martha Stewart Pets at PetSmart, and the forthcoming Martha Stewart Home Office with Avery at Staples. In December 2011, the Company entered into a strategic alliance with J.C. Penney Company, Inc., which includes a merchandising agreement to build distinct Martha Stewart stores in J.C. Penney department stores, and to jointly develop an e-commerce site, both of which are expected to launch in 2013. In 2008, Emeril Lagasse joined the Martha Stewart family of brands; MSLO acquired the assets related to Lagasse’s media and merchandising business, including television programming, cookbooks, and emerils.com website and his licensed kitchen and food products. For additional information about MSLO, visit www.marthastewart.com.\

CONTACT: Jeanne Meyer, Martha Stewart Living Omnimedia, Inc. Corporate Communications, +1-212-827-8246, jmeyer@marthastewart.com; or Katherine Nash, Martha Stewart Living Omnimedia, Inc. Corporate Communications, +1-212-827-8722, knash@marthastewart.com